EXHIBIT 10.1

RETIREMENT, CONSULTING AND RELEASE AGREEMENT

This Retirement, Consulting and Release Agreement (this “Agreement”), dated as of November 3, 2025, is entered into by and between Dime Community Bancshares, Inc., Dime Community Bank, 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788 (together, “Dime” or “Company”), and Conrad J. Gunther (“Executive”), collectively referred to herein as the “Parties”.

WHEREAS, Executive and the Company are parties to that certain Employment Agreement, dated as of October 14, 2020, as further amended on June 28, 2021 (the “Employment Agreement”);

WHEREAS, the Company wishes to encourage its executives to: (i) provide ample notification of retirement so that the Company can plan appropriately, and (ii) be available to consult with the Company as needed for a twelve month period after retirement;

WHEREAS, Executive will retire as Senior Executive Vice President and Chief Lending Officer of the Company effective December 30, 2025 on which date his employment with the Company will end (the “Separation Date”);

WHEREAS, the Parties mutually desire to provide certain terms following Executive’s retirement and Executive is willing to provide certain consulting services for the period set forth herein; and

WHEREAS, except as otherwise expressly set forth herein, the Parties intend that this Agreement shall effect a full satisfaction and release of all of the obligations owed to Executive by the Company.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1.Separation Date. Unless otherwise agreed upon in writing, Executive’s last day of employment shall be the Separation Date. Executive also agrees to resign automatically, and without the need for further notice, from any and all officer positions that Executive held with the Company or its affiliated entities as of the Separation Date.  During the period between execution of this Agreement and the Separation Date, Executive shall continue to serve as Senior Executive Vice President and Chief Lending Officer of the Company, consistent with past practice, and subject to reasonable steps taken to transition the duties of Senior Executive Vice President and Chief Lending Officer to a successor.
2.Payments; Consideration. In consideration for Executive: (i) signing this Agreement and a supplemental release agreement to be provided by the Company (“Supplemental Release”) upon his Separation Date reaffirming the obligations and general release in this Agreement, (ii) complying with all of the terms and conditions in this Agreement and the Supplemental Release that apply to Executive, (iii) the non-competition and non-solicitation restrictions in favor of the Company, and (iv) the consulting terms provided in this Agreement, the Company agrees to the following:

EXHIBIT 10.1

(a)Base Salary through Separation Date. Executive shall continue to earn and receive Executive’s current base salary in full, less applicable withholdings and deductions, through the Separation Date, payable pursuant to the Company’s standard payroll schedule. Through the Separation Date, Executive shall also continue to be eligible for all health, disability, life, and retirement benefits plans (including tax-qualified and non-qualified retirement plans in which Executive currently participates), in accordance with the Company’s customary practices.
(b)2025 Bonus.  Executive shall receive a bonus of $252,070, payable on December 30, 2025, which reflects the Executive’s annual incentive award under the 2025 Annual Incentive Plan at the target level.  In addition, if the Executive would be entitled to a 2025 cash bonus at an amount greater than the target level if the Executive had continued to be employed through March 2026 (the “Actual Bonus”), the Executive will receive an additional payment, in an amount equal to the Actual Bonus less $252,070, after the Separation Date and no later than March 31, 2026.
(c)Equity Awards. Executive’s time-vested restricted stock awards (“RSAs”) and performance-vested restricted stock awards (“PRSAs”) which are not vested as of the Separation Date shall be subject to the treatment specified in Appendix A to this Agreement.
(d)COBRA. Executive shall remain eligible to participate in Company’s group health and life insurance plans until the Separation Date. After Executive’s coverage ends, Executive will receive a separate notice explaining Executive’s right to continuation and conversion of Executive’s health benefits under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) and/or any applicable state law. Executive is responsible for electing and paying for COBRA coverage.
(e)SERP. Executive shall be paid his account balance under the Dime Community Bank Supplemental Executive Retirement Plan, effective as of October 1, 2021 (the “SERP”), in accordance with the terms and conditions of the SERP, with such payment to be made on August 1, 2026.
3.Consulting Agreement after Separation Date.  If Executive timely signs, dates, and returns this fully signed Agreement to the Company and does not revoke it, the Company will engage Executive as a consultant on the terms specified below:
(a)Consulting Period.  The term of Executive’s engagement as a consultant with the Company (the “Consulting Period”) set forth herein shall be for the period commencing on the Separation Date and ending on the twelve-month anniversary of the Separation Date, unless terminated earlier (i) by the Company at any time for any reason (without penalty) or (ii) by Executive upon 30 days’ written notice to the Company for any reason.
(b)Consulting Services. During the Consulting Period, the Executive shall, on an as-needed basis, provide consultation to the President and Chief Executive Officer of the Company, the transition of duties of Executive to other officers or employees of the Company, and such other matters as the President and Chief Executive Officer of the Company may request (such services, the “Consulting Services”).  Executive agrees to exercise the highest degree of professionalism and utilize the Executive’s expertise and creative talents in performing the

EXHIBIT 10.1

Consulting Services.  Executive agrees to devote up to thirty-two (32) hours per month to carry out the Consulting Services hereunder and to make himself available to perform Consulting Services throughout the Consulting Period, on an as-needed basis.  Executive shall keep the President and Chief Executive Officer of the Company informed of the Consulting Services performed hereunder on a weekly basis. When providing the Consulting Services, Executive shall strictly abide by the Company’s and the Company’s policies and procedures.  Executive’s services during the Consulting Period will be reduced to twenty-percent (20%) or less of the level of services that Executive provided to the Company prior to the Separation Date, and therefore, for purposes of Section 409A of the Internal Revenue Code, Executive has “separated from service” on the Separation Date, notwithstanding Executive’s continued services during the Consulting Period.
(c)Consulting Fee.  On January 2, 2026 (and subject to the occurrence of the Release Effective Date), the Company shall pay Executive a consulting fee equal to $579,554 in exchange for the Consulting Services (the “Consulting Fee”).  In the event that, at any time during the Consulting Period, Executive or the Company terminates the Consulting Period for any reason, Executive shall be required to immediately return a pro-rated portion of the Consulting Fee to the Company, based on the remaining period of time in the Consulting Period at the time of such termination.  In the event that the Board determines that Executive has failed to comply with Executive’s contractual obligations to the Company at any time (including, without limitation, the obligations set forth herein), then Executive shall be required to immediately return the full amount of the Consulting Fee to the Company. The Consulting Fee shall be the sole compensation or payment provided by the Company to Executive for the Consulting Services.
(d)Consultant Status.  During the Consulting Period, Executive shall not be an employee of the Company.  Executive shall have no authority to act as an agent of the Company, except on authority specifically so designated by the President and Chief Executive Officer, and Executive shall not represent to the contrary to any person.  Executive shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons.
4.Employment Agreement. Upon execution and non-revocation of this Agreement, the Employment Agreement entered into by and between Executive and the Company, shall terminate in all respects except the confidentiality obligations, the one-year non-solicitation restriction, one-year non-competition restriction, post-termination cooperation and non-disparagement obligations contained in Sections 10 and 11 of the Employment Agreement will continue to be in full force and effect. Executive agrees and acknowledges that because of his termination of employment with Company, Executive shall not be entitled, and hereby waives any claim, to any payment or benefit under the Employment Agreement except as provided in Paragraph “2” of this Agreement. Notwithstanding anything to the contrary, the one-year post-employment non-solicitation and one-year non-compete provisions contained in Section 11 of the Employment Agreement will take effect beginning upon the Separation Date, and expire one year thereafter, unless otherwise agreed upon in writing by the Company and Executive.
5.No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive certain of the monies and/or benefits specified in Paragraph “2” above, except for Executive’s signing and non-revocation of this Agreement, the

EXHIBIT 10.1

Supplemental Release, the Consulting Services and Executive’s fulfillment of all the promises contained in this Agreement that pertain to Executive.
6.General Release, Claims Not Released and Related Provisions.
(a)General Release of All Claims by Executive. Executive, Executive’s heirs, executors, administrators, successors and assigns, each acting on behalf of Executive in their capacities as such (collectively referred to throughout this Agreement as “Releasors”), knowingly and voluntarily release and forever discharge, to the fullest extent permitted by law, Company, its parent corporation, affiliates, subsidiaries, divisions, insurers, predecessors, successors and assigns, and the current and former executives, attorneys, officers, directors, agents and shareholders of Company and each of the foregoing entities affiliated with Company, each in their capacities as such, and the executive benefit plans and programs, administrators and fiduciaries of Company and each of the entities affiliated with Company identified above, each in their capacities as such (all collectively referred to throughout this Agreement as “Releasees”), of and from any and all claims, debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, or demands, in law or in equity, which Executive ever had, now has, or which may arise in the future, regarding any matter arising on or before the date of Executive’s execution of this Agreement, including but not limited to all claims by Executive or on Executive’s behalf regarding Executive’s employment at or termination of employment from Dime, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies (including claims as to taxes), attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, known and unknown, asserted or unasserted, which Releasors have or may have against Releasees up to and including the date Executive signs this Agreement, including, but not limited to, any alleged violation of the following laws and other sources of legal rights, as amended:
●	Title VII of the Civil Rights Act of 1964;
●	Sections 1981 through 1988 of Title 42 of the United States Code;
●	The Executive Retirement Income Security Act of 1974 (“ERISA”) (as modified below);
●	The Immigration Reform and Control Act of 1986;
●	The Americans with Disabilities Act of 1990;
●	The Rehabilitation Act of 1973;
●	The Age Discrimination in Employment Act of 1967 (“ADEA”);
●	The Worker Adjustment and Retraining Notification Act;
●	The Occupational Safety and Health Act;
●	The Fair Credit Reporting Act;
●	The Family and Medical Leave Act of 1993;
●	The Equal Pay Act of 1963;
●	The Genetic Information Nondiscrimination Act of 2008;
●	The New York Human Rights Law;
●	The New York Executive Law;
●	The New York Labor Law;

EXHIBIT 10.1

●	The New York Civil Rights Law;
●	The New York Equal Pay Law;
●	The New York Whistleblower Law;
●	The New York Legal Activities Law;
●	The New York Wage-Hour and Wage Payment Laws and Regulations;
●	The New York Minimum Wage Law;
●	The New York Occupational Safety and Health Laws;
●	The Non-discrimination and Anti-retaliation Provisions of the New York Workers’ Compensation Law and the New York Disabilities Law;
●	The New York Worker Adjustment and Retraining Notification Act;
●	The New York City Human Rights Law;
●	The New York City Charter and Administrative Code;
●	The New York City Earned Safe and Sick Time Act;
●	any other federal, state, local or other law, rule, regulation, constitution, code, guideline or ordinance;
●	any public policy, contract (oral or written, express or implied), tort or common law; or
●	any statute, common law, agreement or other basis for seeking or recovering any costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.
(b)Claims Not Released. Notwithstanding anything to the contrary herein, Releasors are not waiving any rights they may have : (1) to Executive’s vested accrued Executive benefits under any health, welfare or retirement benefit plans of Company (including tax-qualified and non-qualified retirement plans) as of Executive’s Separation Date; (2) to Executive’s benefits and/or Executive’s right to seek benefits under applicable workers’ compensation, COBRA, and/or unemployment compensation statutes (the application for which shall not be contested by the Company); (3) to claims which by law cannot be waived by signing this Agreement; (4) that may arise after the date on which Executive signs this Agreement, including the right to enforce this Agreement; (5) to enforce any agreements or portions of agreements not superseded by this Agreement; and/or (6) to indemnification, contribution, advancement or defense as provided by, and in accordance with the terms of the Company by-laws, articles of incorporation, liability insurance coverage or applicable law.
(c)Governmental Agencies. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an anti-discrimination agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies for claims released herein. In addition, nothing in this Agreement, including but not limited to the release of claims and the confidentiality clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the U.S.

EXHIBIT 10.1

Congress, any agency Inspector General, or any other applicable agency; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission, the Federal Deposit Insurance Corporation and/or the Occupational Safety and Health Administration. Moreover, nothing in this Agreement prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
(d)Defend Trade Secrets Act.  Executive hereby confirms that Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
(e)Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Releasors waive any right or ability to be class or collective action representatives or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party.
(f)Release of Claims by Company. In exchange for the Releasors' waiver and release of claims against the Releasees, Company, on behalf of itself and its affiliates and its executives, officers and directors in their capacity as such, expressly waives and releases any and all claims against Executive that may be waived and released by law, with the exception of claims arising out of or attributable to: (i) events, acts, or omissions taking place after Company’s execution of this Agreement; (ii) Executive’s breach of any terms and conditions of the Agreement; (iii) Executive’s criminal activities or intentional misconduct in the course of Executive’s employment with Company; (iv) Executive’s breach of any other agreement that is not superseded by this Agreement; and (iv) any clawback policy that may be adopted by the board of directors of the Company and any clawback requirements, regulations or rules of the U.S. Securities and Exchange Commission, or any national securities exchange on which the Company has a class of securities listed, or any federal bank, or bank or financial holding company, regulatory authority having jurisdiction thereof; provided that, absent any formal clawback policy, Executive also agrees that Executive shall be required to forfeit and pay back to the Company any bonus or other incentive compensation paid to or received by Executive if (a) a court makes a final determination that Executive directly or indirectly engaged in fraud or willful or intentional misconduct that caused or partially caused the need for a material financial restatement by the Company, or (b) the Company is required to do so under the regulations, rules, orders, or enforcement actions of the U.S. Securities and Exchange Commission, the Federal Reserve Board or regional bank thereof, the Federal Deposit Insurance Corporation, the New York State

EXHIBIT 10.1

Department of Financial Services or the national securities exchange on which the Company has a class of securities listed.
7.Acknowledgments and Affirmations.

Executive affirms that:

(a)Releasors have not filed, caused to be filed, or presently are parties to any claim against Releasees on behalf of Executive;
(b)Executive has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits which are due and payable as of the date Executive signs this Agreement, and, if applicable, Executive has reported all of the hours Executive worked while Executive was employed by Company as of the date Executive signs this Agreement;
(c)Company has granted Executive any leave to which Executive was entitled from Company under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;
(d)Executive has no known workplace injuries or occupational diseases;
(e)Executive has not divulged any financial, proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies, Executive’s agreement(s) with Company and/or any applicable common law. As noted above, this Agreement does not limit Executive from providing any documents to the U.S. Securities and Exchange Commission as part of a whistleblower action and/or a report of possible violations of any federal securities law;
(f)Executive has not been retaliated against for reporting any allegations of wrongdoing by Company, its officers or any other Releasees described in this Agreement, including any allegations of corporate fraud;
(g)While Executive understands that this Agreement does not prohibit Executive from disclosing the factual foundation of any sexual harassment claim, Executive acknowledges by signing this Agreement that Executive has never raised or reported claims, despite having the opportunity to do so, regarding sexual harassment to anyone at the Company and does not have any basis for any sexual harassment claim against Releasees, and therefore a non-disclosure provision related to sexual harassment claims is not necessary; and
(h)Executive is not aware of any decisions by Company regarding Executive’s pay and benefits through Executive’s Separation Date being discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
8.Limited Disclosure and Return of Property. Except as otherwise required by law, permitted by Paragraph “5(c)” above or specified in this Paragraph “7,” Executive agrees to refrain from disclosing to any person or entity any confidential discussions concerning his separation from the Company. No later than Executive’s Separation Date, Executive will deliver to Company, without copying or reproducing: (i) all documents, files, notes, memoranda, manuals, lists,

EXHIBIT 10.1

computer disks, computer databases, computer programs and/or other storage media within Executive’s possession or control that reflect any trade secrets, proprietary information, financial information, personnel information, privileged information or other confidential information pertaining to Company, any other Releasees described in this Agreement, and/or any current, former or prospective customers or vendors of Company or of any other Releasees described in this Agreement (“Confidential Information”); and (ii) all items or other forms of property and/or equipment belonging to Company or to any other Releasees described in this Agreement within Executive’s possession or control, including but not limited to keys, credit cards, electronic equipment, business equipment and lists of current, former or prospective customers or vendors of Company and/or of any other Releasees described in this Agreement. Promptly upon or following the Separation Date or at any other time requested by Company, Executive also agrees to delete any Confidential Information from any computer hard drive or computer system within Executive’s possession or control that is not located on Company’s premises. However, nothing in this paragraph will prevent Executive from retaining his contacts and personal documents/files, whether electronic or physical form (Outlook, rolodex, etc.), which the Company will assist in transferring to him on or before the Separation Date, and any documents in Executive’s possession or control concerning Executive’s Executive benefits and/or Executive’s compensation. Notwithstanding anything in this Paragraph, Executive agrees that personal contact information gained through his employment with the Company may constitute confidential, trade secret or proprietary information and that such information may not be used, directly or indirectly, to violate his post-employment non-solicit and non-compete obligations. Company will cooperate with Executive’s collection of his personal property from the premises at a time convenient for both parties and will further take all necessary steps to transfer Executive’s phone number and phone to his personal account.
9.Enforcement of Non-Solicitation, Non-Competition, Non-Disparagement. Executive acknowledges and agrees to comply with the non-solicitation, non-competition, post-termination cooperation and non-disparagement obligations contained in Section 11 of the Employment Agreement.  Executive acknowledges and agrees with Section 11(e) of the Employment Agreement, which provides, among other things, that in the event of a breach of the post-termination restrictions in Section 11 of the Employment Agreement, the Company may seek to recover damages from the Executive. The Company’s executive officers and directors will not make any statements that are disparaging of Executive and the Company will not issue any public statements or filings that reference Executive without Executive’s prior review and approval, which shall not be unreasonably withheld or delayed, and shall not make any statements, private or public, that are disparaging of Executive. Executive specifically affirms that he has not and will not make any statements, verbal or written or via social media, that are defamatory or disparaging of the Company and its former or current affiliates, owners, officers, directors, employees, services, products, either directly or indirectly.
10.Governing Law and Jury Waiver. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to the State of New York’s conflict of laws provisions. If Executive or any other Releasor breaches any provision of this Agreement, Executive and Company affirm that Company may institute an action or proceeding: (a) to specifically enforce any term or terms of this Agreement; (b) to recover damages resulting from such breach in an amount to be determined by a court of competent jurisdiction; (c) to terminate Company’s obligations to provide future monetary payments and benefits under this

EXHIBIT 10.1

Agreement; and/or (d) to seek any other legal or equitable relief permitted by law, including but not limited to injunctive relief. Company and Executive agree that any action or proceeding relating to this Agreement or to the enforcement of this Agreement will only be brought in a court located in Suffolk County in the State of New York, and that any such action or proceeding will be heard without a jury or an advisory jury. Executive and Company waive their respective rights to bring any such action or proceeding in any other jurisdiction, or to have any such action or proceeding heard before a jury or an advisory jury.
11.Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the general release language is found to be illegal or unenforceable, Executive agrees to execute a binding replacement release.
12.Nonadmission of Wrongdoing. Executive agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of any wrongdoing or evidence of any liability or unlawful conduct of any kind.
13.Indemnification.  In the event that Executive is made a party or threatened to be made a party to any claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that Executive is or was acting in the course and scope of his role as a director or officer of Company (including but not limited to any claim resulting from the separation of Executive from Company, and excluding any Proceeding initiated by Executive or Company related to any contest or dispute solely between Executive and Company with respect to a breach of or enforcement of this Agreement or a claim by Executive with respect to Executive’s employment with Company), Executive shall be indemnified and held harmless by Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys’ fees). Reasonable costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by Company in advance of the final disposition of such litigation upon receipt by Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Company.
14.Amendment. This Agreement may not be modified, altered or changed except in a writing signed by both Company and Executive that specifically refers to this Agreement.
15.Waiver of Rights. Executive understands that this Agreement is a legally binding document under which Releasors are giving up certain rights, including any rights Executive may have under the ADEA. As a result, Company advises Executive to consult with an attorney of Executive’s choosing before Executive signs this Agreement. Executive understands that Executive has been given twenty-one (21) calendar days from the day Executive receives this Agreement to review and consider this Agreement.

EXHIBIT 10.1

16.Agreement. Executive understands that, by entering into this Agreement, Executive does not waive rights or claims that may arise after the date of Executive’s execution of this Agreement, including without limitation, Executive’s rights or claims to secure enforcement of the terms and conditions of this Agreement. Nothing in this Agreement shall prevent Executive from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising Executive’s rights under the Older Workers’ Benefit Protection Act to challenge the validity of Executive’s waiver of ADEA claims.
17.Revocation. Executive may revoke this Agreement during the period of seven (7) calendar days following the day on which Executive signs this Agreement. Any revocation within this period must be submitted, in writing, to Judy Wu, General Counsel, Dime Community Bank, 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788, and must state: “I hereby revoke my acceptance of our Retirement, Consulting and Release Agreement.” The revocation must be either: (a) personally delivered to Judy Wu, General Counsel within 7 calendar days after the day Executive signs the Agreement; (b) mailed to Judy Wu, General Counsel at the address specified above by First Class United States mail and postmarked within 7 calendar days after the day Executive signs the Agreement; or (c) delivered to Judy Wu, General Counsel at the address specified above through a reputable overnight delivery service with documented evidence that it was sent within 7 calendar days after the day Executive signed the Agreement. This Agreement shall not become effective or enforceable until the eight (8th) day after the return of an executed copy of this Agreement by Executive to Company (the “Effective Date”). If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized by the State of New York, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.
18.Tax Treatment. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exception thereto, including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). If any provision of this Agreement (or of any award of compensation due to Executive under this Agreement) would cause Executive to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall modify this Agreement to make it compliant with Section 409A and maintain the value of the payments and benefits under this Agreement. Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in Paragraph “2” of this Agreement ends in the taxable year following Executive’s termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

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19.Beneficiaries.  In the event of Executive’s death prior to the full satisfaction of all obligations of the Company pursuant to this Agreement, all remaining payments and benefits otherwise due to Executive shall be paid to Executive’s estate and/or beneficiaries.
20.Attorneys’ Fees.  If any party brings any legal action for enforcement of any of the provisions of this Agreement, the prevailing party in such action will be entitled to recover their reasonable attorneys’ fees incurred in prosecuting or defending such legal action.
21.Entire Agreement. This Agreement sets forth the entire agreement between Executive and Company, and fully supersedes any prior agreements, understandings or obligations between Releasors and Releasees pertaining to the subjects addressed herein. Executive acknowledges that he has not relied on any representations, promises, agreements or offers of any kind made to Executive in connection with his decision to enter into this Agreement, except for those set forth in this Agreement.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS RELEASORS HAVE OR MIGHT HAVE AGAINST RELEASEES AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT.

The Parties knowingly and voluntarily sign this Agreement as of the date first written above.

Executive By: /s/ Conrad J. Gunther Conrad J. Gunther	Dime Community Bancshares, Inc. By: /s/ Stuart H. Lubow Name: Stuart H. Lubow Title: President & CEO
Date: November 3, 2025	Dime Community Bank By: /s/ Stuart H. Lubow Name: Stuart H. Lubow Title: President & CEO

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APPENDIX A

Description	Non-Vested Awards	Original Vesting/Payment Date	Revised Vesting/Payment Date Per This Agreement
2023 PRSA Grant	4,802 PRSAs	March 2026	No change. May be vested based on satisfaction of performance metrics and pursuant to current vesting schedule/terms in March 2026.
2024 PRSA Grant	6,311 PRSAs (at target, performance measurement period ends 12/31/26)	March 2027	Accelerated vesting of all PRSAs (at target) on December 31, 2025.
2025 PRSA Grant	6,438 PRSAs (at target, performance measurement period ends 12/31/27)	March 2028	Accelerated vesting of all PRSAs (at target) on December 31, 2025.
2023 RSA Grant	1,067 RSAs	March 31, 2026	No change. To be vested pursuant to current vesting schedule/terms on March 31, 2026.
2024 RSA Grant	1,402 RSAs	March 31, 2026	No change. To be vested pursuant to current vesting schedule/terms on March 31, 2026.
2024 RSA Grant	1,403 RSAs	March 31, 2027	Accelerated vesting of all RSAs on December 31, 2025.
2025 RSA Grant	1,430 RSAs	March 31, 2026	No change. To be vested pursuant to current vesting schedule/terms on March 31, 2026.
2025 RSA Grant	1,431 RSAs	March 31, 2027	Accelerated vesting of all RSAs on December 31, 2025.
2025 RSA Grant	1,431 RSAs	March 31, 2028	Accelerated vesting of all RSAs on March 31, 2026.